Exhibit 10.14
Agreement treated as exchanged
a.m./p.m.,
Law Society Formula
Ref:
on behalf of
the Seller/Buyer
DATED 8 OCTOBER 2007
ATMEL NORTH TYNESIDE LIMITED
and
ATMEL CORPORATION
and
HIGHBRIDGE BUSINESS PARK LIMITED
and
HIGHBRIDGE PROPERTIES PLC

AGREEMENT FOR THE SALE AND PURCHASE
of the residue of the leasehold interests in
Land at Middle Engine Lane, Hadrian Business Park, Silverlink,
Wallsend, Newcastle Upon Tyne, NE28 9NZ

1. Tripartite agreement.
2. TP1.
3. Deeds of Covenant.
4. Deed of Assignment of Option.
5. Lease Back.
6. Conditional Option Agreement.
Lacon House
84 Theobald’s Road
London WC1X 8RW
Tel: +44 (0)20 7524 6000

AGREEMENT FOR SALE AND PURCHASE OF PROPERTY
DATE 8 OCTOBER 2007
PARTIES
(1)	ATMEL NORTH TYNESIDE LIMITED (incorporated and registered in England and Wales under company number 4018730), the registered office of which is at Lacon House, Theobald’s Road, London WC1X 8RW (the “Seller”);

(2)	ATMEL CORPORATION incorporated and registered in the State of Delaware, the principal place of business of which is at 2325 Orchard Parkway, San Jose, California 95131, United States of America (the “Atmel Guarantor”);

(3)	HIGHBRIDGE BUSINESS PARK LIMITED (incorporated and registered in England and Wales under company number 3493084), the registered office of which is at 131 Edgware Road, London W2 2AP (the“Buyer”); and

(4)	HIGHBRIDGE PROPERTIES PLC (incorporated and registered in England and Wales under company number 02244773) the registered office of which is at 131 Edgware Road, London W2 2AP (the “Highbridge Guarantor”).
IT IS AGREED AS FOLLOWS:
1.	DEFINITIONS
1.1	In this Agreement the following definitions apply:
“Agreement”
means this agreement for the sale and purchase of the Property made and entered into as of 8 October 2007 by and among the Seller, the Buyer, the Atmel Guarantor and the Highbridge Guarantor;
“Arrears”
means the amounts due (if any) from the Tenants up to but excluding the Completion Date (but which have not been received by the Seller or its agents as cleared funds before the Completion Date);
“Asset Agreement”
means the agreement of even date herewith for the sale and purchase of certain assets to be entered into between the Seller, Atmel Guarantor and Taiwan Semiconductor Manufacturing Company Limited;

“Business Day”
means a day other than Saturday, Sunday or a day on which banks are authorised to close in London;
“Buyer’s Solicitors”
means Macfarlanes of 10 Norwich Street, London, EC4A 1BD (Ref: Rachel Booth);
“Chattels”
means the items listed in Schedule 3 to this Agreement;
“Claim”
means, (i) with respect to the Seller or the Atmel Guarantor, a claim by the Buyer against the Seller or the Atmel Guarantor under, or for a breach of, any of the provisions of this Agreement or under, or for a breach of, any of the provisions of any of the Related Agreements including without limitation any indemnity claim under clause 19; and (ii) with respect to the Buyer or the Highbridge Guarantor and for the purposes of clauses 20.1 and 20.3, a claim by the Seller against the Buyer or the Highbridge Guarantor under, or for a breach of any of the provisions of this Agreement or under, or for a breach of, any of the provisions of any of the Related Agreements including without limitation any indemnity claim under clause 16.2, other than any claim or claims associated with or arising from the Highbridge Activities and the costs and expenses related thereto as set forth in clause 26.1 to which no limitation shall apply;
“Closing Conditions”
shall have the meaning set forth in clause 10.1;
“Completion”
means the completion of the sale of the Property and the Chattels in accordance with clause 10;
“Completion Date”
shall have the meaning set forth in clause 10.1;
“Completion Long Stop Date”
means 10 January 2008;
“Conditional Option Agreement”
means a conditional option agreement to be entered into between the Seller and the Buyer in the form annexed at Schedule 8;
“Condition Satisfaction Notice”
means the notice served by the Seller advising that the Tri-Partite Agreement has become unconditional pursuant to clause 3.3 thereof;

“Conditions”
means the conditions in Part 1 of the Standard Commercial Property Conditions (Second Edition);
“Contract Rate”
means four per cent above the base lending rate of HSBC Bank plc;
“Deed of Assignment”
means a deed of assignment of the option agreement dated 29 March 1996, in the form annexed at Schedule 4;
“Deeds of Covenant”
means the deeds of covenant in the form annexed at Schedule 5 in relation to Phase I and Phase II of the Property;
“Escrow Agreement”
means the agreement of even date herewith relating to an escrow account for the sale and purchase of the Assets to be entered into among the Seller, Taiwan Semiconductor Manufacturing Company Limited and JP Morgan;
“Excess Property”
means the land located near the parking area to the office building which is currently the subject of the Sandalbeech Contract;
“Highbridge Activities”
means any works performed and all other action taken by either the Buyer, or the Highbridge Guarantor, or any of the employees, contractors, consultants, representatives or agents of the Buyer or the Highbridge Guarantor, related to demolition, redevelopment and other works or activities in, on and around the Property after the earlier of (i) the Long Stop Date (or if earlier, by the expiry or termination of the Lease Back) and (ii) the date that the Seller no longer occupies the Property or a portion thereof;
“Knowledge” or “Know”
in respect to any matter in question the actual knowledge of any director of the Seller, having made reasonable enquiry of Craig Mclnnes;
“Lease Back”
means the lease (from which the security of tenure provisions of the Landlord and Tenant Act 1954 are excluded) in the form annexed at Schedule 6 to be entered into between (1) the Buyer and (2) the Seller for the period from and including the Completion Date to the Long Stop Date;

“Leases”
means:
(a)	an underlease dated 29 March 1996 and made between (1) Tyne and Wear Development (Land) Company Limited (2) Abbey National March Leasing (6) Limited and (3) The Council of the Borough of North Tyneside; and

(b)	an underlease dated 29 March 1996 and made between (1) Tyne and Wear Development (Land) Company Limited (2) Siemens Plc and (3) The Council of the Borough of North Tyneside;
“Long Stop Date”
means 31 May 2008;
“Occupational Leases”
means the leases and letting agreements listed in Schedule 1;
“Pending Title Documents”
means:
(a)	the deed of variation/deed of surrender to be entered into between the Seller and the Buyer as required by part (b) of the Title Condition as defined in the Sandalbeech Contract;

(b)	the transfer to be entered into between the Seller and Sandalbeech Limited pursuant to the terms of the Sandalbeech Contract; and

(c)	the deed of rectification to be entered into between the Seller and the Buyer in relation to the incorrect reference to colours in the transfer dated 15 October 2002 between the Seller and the Buyer.
“Phase I”
means the part of the Property registered at the Land Registry under title number TY319520;
“Phase II”
means the part of the Property registered at the Land Registry under title number TY319516;
“Property”
means the leasehold property known as Land at Middle Engine Lane, Hadrian Business Park, Silverlink, Wallsend, Newcastle upon Tyne NE28 9NZ as demised by the Leases and registered at the Land Registry under title numbers TY319516 and TY319520 including all buildings and erections thereon but excluding the Excess Property;
“Purchase Price”
means twenty one million pounds (£21,000,000) (exclusive of VAT);

“Related Agreements”
means all the agreements between or among any of the parties made in connection with or contemplation of this Agreement and the Transaction contemplated in this Agreement, including without limitation the Asset Agreement, the Tri-Partite Agreement, the Escrow Agreement, the Lease Back, the Conditional Option Agreement and the Share Sale Agreement;
“Sandalbeech Contract”
means the contract dated 15 November 2006 between (1) Atmel North Tyneside Limited, (2) Sandalbeech Limited and (3) Honda Motor Europe Limited;
“Schedule of Condition”
means a full and detailed photographic schedule of condition fully and completely detailing the condition of the Property;
“Seller’s Solicitors”
means Nabarro of Lacon House, 84 Theobald’s Road, London WC1X 8RW (Reference: PD/AEB/SHJ/A1794/00016);
“Share Sale Agreement”
means the agreement of even date for the sale and purchase of the entire issued share capital in each of Atmel North Tyneside Contractor One Limited and Atmel North Tyneside Developer One Limited entered into between the Seller and the Buyer;
“Tenants”
means the tenants under the Occupational Leases;
“Transaction”
means the transaction or series of transactions contemplated under this Agreement and the Related Agreements;
“Transfer”
means the transfer of the Property from the Seller to the Buyer in the forms annexed at Schedule 7;
“Tri-Partite Agreement”
means the agreement of even date herewith by and among (1) the Buyer, (2) the Seller, (3) Taiwan Semiconductor Manufacturing Company Limited (4) the Atmel Guarantor and (5) the Highbridge Guarantor;
“Utility Agreements”
means the agreements in relation to electricity, gas, water, foul water and surface drainage, heating, ventilation and air-conditioning, smoke and fumes, signals, telecommunications (excluding calls), satellite and data communications and all other utilities;

“VAT”
means value added tax and/or any similar tax from time to time replacing it or performing a similar fiscal function.
1.2	Words and phrases defined in the Conditions have the same meaning in this Agreement, unless they have been defined in clause 1.1.
2.	INTERPRETATION
2.1	In this Agreement:
2.1.1	the contents page(s) and clause headings are for convenience only and do not affect its construction;

2.1.2	words denoting the singular include the plural and the other way round;

2.1.3	words denoting one gender include each gender and all genders; and

2.1.4	general words shall not be given a restrictive meaning by reason of their being preceded or followed by words indicating a particular class or examples of acts, matters or things.
2.2	In this Agreement, unless otherwise specified or the context otherwise requires, a reference to:
2.2.1	a person is to be construed to include a reference to any individual, firm, partnership, company, corporation, association, organisation or trust (in each case whether or not having a separate legal personality);

2.2.2	a party is a reference to a party to this Agreement;

2.2.3	a document, instrument or agreement (including, without limitation, this Agreement) is a reference to any such document, instrument or agreement as modified, amended, varied, supplemented or novated from time to time;

2.2.4	a clause or schedule is a reference to a clause of or schedule to this Agreement and a reference to this Agreement includes its schedules, exhibits and all other attachments hereto;

2.2.5	a paragraph is a reference to a paragraph of the schedule in which the reference appears;

2.2.6	any phrase introduced by the term “include”, “including”, “in particular” or any similar expression will be construed as illustrative and will not limit the sense of the words preceding or following that term;

2.2.7	a provision of any statute, statutory provision, EC directive or other legislation is to be construed as a reference to such provision as amended or re-enacted or as its application is modified from time to time (whether before or after the date of this Agreement) and shall include a reference to any provision of which it is a re-enactment (whether with or without modification) and to any orders, regulations, instruments or other subordinate legislation (and relevant codes of practice) made under the relevant statute or other legislation except to the extent that any amendment or re-enactment coming into force after the date of this Agreement would increase or extend the liability of any party to any other person under this Agreement;

2.2.8	writing shall include any mode of reproducing words in a legible and permanent form.
3.	THE CONDITIONS
3.1	This Agreement incorporates the Conditions except to the extent that they are varied or excluded by or are inconsistent with the terms set out in this Agreement.

3.2	Condition 1.3.2 is varied by the addition of the words “at the address and with the reference (if any) stated in the agreement” after the words “party’s conveyancer”.

3.3	Condition 1.3.3 does not apply and the following wording is substituted for it “Transmission by fax is a valid means of giving a notice or delivering a document where delivery of the original document is not essential provided all relevant parts of the document or notice are received by the intended recipient in a legible state.” Conditions 1.3.5(c) and 1.3.7(e) do not apply to this Agreement.

3.4	Conditions 1.2 and 3.2.1 do not apply to this Agreement.
4.	SALE AND PURCHASE
4.1	Concurrently with the execution of this Agreement, the Seller shall deliver, or cause to be delivered, to the Buyer the Tri-Partite Agreement, duly executed by the Seller.

4.2	Concurrently with the execution of this Agreement, the Buyer shall deliver, or cause to be delivered to the Seller the Tri-Partite Agreement, duly executed by the Buyer.

4.3	Effective as of the Completion Date, the Seller shall sell and the Buyer shall buy the Property for the unexpired residue of the term of years granted by the Leases for the Purchase Price and the Chattels in accordance with this Agreement.

4.4	On Completion:
4.4.1	the Buyer shall grant and the Seller shall accept the Lease Back;

4.4.2	the Buyer shall enter into the Deeds of Covenant;

4.4.3	the parties shall enter into the Deed of Assignment;

4.4.4	the parties shall enter into the Conditional Option Agreement referred to at clause 13; and

4.4.5	the parties shall enter into the Transfer.
5.	TITLE
5.1	The Seller is registered at the Land Registry as proprietor of the Property with title absolute, and the Buyer, having received from the Seller before the date of this Agreement a copy of the Leases and a copy of the entries subsisting on the registers as at 21 August 2007 and of the title plans of the Property and copies or abstracts of any documents noted on the titles and copies of the Occupational Leases, the Buyer shall accept the Seller’s title without further enquiry or requisition other than in relation to any matters arising from pre-completion corporate and property searches.

5.2	The Buyer shall not raise any objection to any provision in the Leases not corresponding with any provision in any superior lease.
6.	TITLE GUARANTEE
6.1	The Seller shall transfer the Property with full title guarantee subject to the following modifications:
6.1.1	the covenant set out in section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 shall not extend to the words “and could not reasonably be expected to” in that section;

6.1.2	the Seller shall not be liable under any of the covenants set out in section 3(2) of the Law of Property (Miscellaneous Provisions) Act 1994; and

6.1.3	the Seller shall not be liable under any of the covenants set out in section 3 or section 4 of the Law of Property (Miscellaneous Provisions) Act 1994 for the consequences of any breach of the terms of the Leases relating to the state or condition of the Property and the Seller and the Buyer shall apply to the Registrar to enter a note on the register that the operation of those covenants has been so limited.
6.2	Conditions 6.6.2 and 6.6.3 do not apply to this Agreement.
7.	MATTERS AFFECTING THE PROPERTY
7.1	The Seller having disclosed all such matters of which it has Knowledge, the Property is sold subject to, and where applicable, with the benefit of:
7.1.1	the rents reserved by the Leases and the obligations and conditions on the tenant contained or referred to in the Leases;

7.1.2	the matters contained or referred to in the registers as at 21 August 2007 maintained by the Land Registry and the matters subject to which the Leases were granted and the Pending Title Documents;

7.1.3	the obligations and rights contained in the Occupational Leases;

7.1.4	all matters discoverable by inspection of the Property before the date of this Agreement;

7.1.5	all matters relating to the Property which the Seller does not Know about or does not have reason to Know about as of the Completion Date;

7.1.6	entries in any public register (whether made before or after the date of this Agreement);

7.1.7	public requirements and any matters arising by virtue of any legislation;

7.1.8	any unregistered interests which fall within any of the paragraphs of Schedule 3 of the Land Registration Act 2002 (when read together with paragraphs 7 to 13 of Schedule 12 of that Act);

7.1.9	all matters disclosed or which would be disclosed by searches or as a result of enquiries (formal or informal, and whether made in person, in writing or orally) made by or for the Buyer or which a prudent buyer ought to make, and otherwise free from incumbrances.

7.2	The Buyer will be deemed to take the Property with full knowledge of the matters subject to which the Property is sold, and shall not make any requisition or claim in respect of any of them save in respect of any matters arising from pre-completion corporate and property searches.

7.3	Conditions 3.1.1 and 3.1.2 do not apply to this Agreement.
8.	INSURANCE AND DAMAGE TO PROPERTY
8.1	The Seller shall insure the Property until the Completion Date.

8.2	The Seller shall not be responsible for any deficiency in the amount insured or inadequacy of the risks covered but the Seller shall increase the amount or extent of the cover at the request and sole cost of the Buyer if the insurers agree.

8.3	If before the Completion Date, the Property suffers loss or damage, the Seller shall pay to the Buyer on the Completion Date the amount of any policy monies for such loss or damage which the Seller has received so far as they are not applied in reinstating or repairing the Property and if no final payment has been received by the Seller by the Completion Date, the Seller shall assign to the Buyer, at the Buyer’s expense, all rights to claim for such loss or damage under the policy and pending execution of the assignment, the Seller will hold any policy monies received for such loss or damage in trust for the Buyer.

8.4	Condition 7 does not apply to this Agreement.

8.5	In the event of any damage to the Property, (whether by a risk which is covered by insurance or not), the Buyer shall have no right to rescind this Agreement.
9.	THE TRANSFER
9.1	The Seller shall not be required to transfer the Leases otherwise than as a whole and to the Buyer at the Purchase Price. For the avoidance of doubt, the transfer of the Leases will not occur until the Seller receives the Purchase Price in accordance with clause 10.3.

9.2	The Buyer shall, at its own cost execute the Transfer as a deed in duplicate and shall deliver the duplicate to the Seller’s Solicitors on the Completion Date.

9.3	The Transfer will be in the form of the draft annexed to this Agreement at Schedule 7.

9.4	Conditions 6.2 and 6.3 do not apply to this Agreement.
10.	COMPLETION
10.1	Completion of the sale and purchase of the Property and the Chattels is conditional upon:
10.1.1	the Seller serving the Condition Satisfaction Notice prior to the Completion Long Stop Date; and

10.1.2	the removal of entry 6 and 8 subsisting on the Charges Register of title number TY319520 as at 21 August 2007.

(together being the “Closing Conditions”).

10.2	The Seller shall use reasonable endeavours to procure the removal of entry 6 and 8 subsisting on the Charges Register of title number TY319520 as at 21 August 2007.

10.3	If prior to the Completion Long Stop Date the Closing Conditions are not satisfied and Completion has not occurred, the Seller or the Buyer may terminate this Agreement by giving written notice to the other whereupon this Agreement shall terminate with immediate effect and the Seller and the Buyer shall have no rights or obligations whatsoever pursuant to or under this Agreement or any of the Related Agreements.

10.4	Completion shall take place on the second Business Day following servicing of the Condition Satisfaction Notice pursuant to clause 3.3 of the Tri-Partite Agreement (the “Completion Date”). On the Completion Date, the Buyer shall pay the Purchase Price to the Seller in full by direct credit and wire transfer of immediately available funds from the Buyer’s Solicitors’ client account to the Seller’s Solicitors’ client account.

10.5	Conditions 8.1.1, 8.2 and 8.3.2(a) do not apply.

10.6	Condition 8.1.2 is varied by the deletion of the words “after 2 p.m.” and the addition of the words “by the bank account specified by the Seller’s Solicitors for the purpose after 1.30pm”, in their place and by the addition of the words “(as amended or supplemented by this agreement)” after the words “8.3 and 9.3”.

10.7	Condition 8.1.3(b) is varied by the deletion of 1.30p.m. as the stipulated time and the substitution of 12 noon.

10.8	Upon Completion the Seller shall deliver or procure to be delivered to the Buyer the following:
10.8.1	the original of this Agreement duly executed by an authorised representative of the Seller;

10.8.2	the original Transfer duly executed by the Seller;

10.8.3	the original Lease Back duly executed by the Seller;

10.8.4	originals (or where originals are not available copies) of the title and tenancy documents;

10.8.5	the original Deed of Assignment duly executed by the Seller; and

10.8.6	the original Conditional Option Agreement duly executed by the Seller pursuant to clause 13.
10.9	Upon Completion the Buyer shall deliver or procure to be delivered to the Seller the following:
10.9.1	the original of this Agreement duly executed by the Buyer;

10.9.2	the original Transfer duly executed by the Buyer;

10.9.3	the original Lease Back duly executed by the Buyer;

10.9.4	the original Deeds of Covenant duly executed by the Buyer;

10.9.5	the original Deed of Assignment duly executed by the Buyer; and

10.9.6	the original Conditional Option Agreement duly executed by the Buyer pursuant to clause 13.

11.	APPORTIONMENT OF PAYMENTS UNDER THE LEASE

There will be no apportionment of any rent due under the Leases.

12.	APPORTIONMENT OF RENTS UNDER THE OCCUPATIONAL LEASES

There will be no apportionment of any rent, service charge or other sums received by the Seller under the Occupational Leases until the Completion Date and the Seller shall be entitled to receive and retain all such rent, service charge or other sums up until the Completion Date. With effect from and including the Completion date, the Buyer shall be fully entitled to receive and retain all such rent, service charge or other sums under the Occupational Leases and the Seller shall transfer and assign to the Buyer all rights and obligations under such Occupational Leases as of the Completion Date.

13.	EXCESS PROPERTY
13.1	The Buyer will use reasonable endeavours to assist the Seller in satisfying parts (b) and (c) of the Title Condition as defined in the Sandalbeech Contract.

13.2	The parties will enter into the Conditional Option Agreement relating to the Excess Property on the Completion Date in the form of the draft annexed at Schedule 8.

13.3	If the Sandalbeech Contract is determined and the Buyer falls to exercise the option pursuant to clause 4 of the Conditional Option Agreement, the Buyer shall forthwith enter into a deed with the Seller in substantially the form contained at Annexure “C” of the Sandalbeech Contract save for the following amendments:
13.3.1	the Buyer shall be substituted as the first party to the deed; and

13.3.2	the Seller shall be substituted as the second party to the deed; and

13.3.3	all references in the deed to the first and second parties to the deed shall be amended accordingly; and

13.3.4	the reference to “Buyer” in clause 3.2 in the deed shall be amended to the Seller.
14.	ARREARS UNDER THE OCCUPATIONAL LEASES
14.1	This clause applies if and only if any sums are Arrears.

14.2	Neither the Seller or the Buyer shall be obliged to pay or allow to the other on Completion any Arrears in respect of the period after the Completion Date.

14.3	The Seller shall have all rights to the Arrears.

14.4	If the Buyer receives any sum from a Tenant (or any guarantor of a Tenant) in respect of any Arrears it shall as soon as reasonably practicable pay that sum to the Seller.

14.5	The Seller shall be entitled to a sum equal to:
14.5.1	all VAT in respect of which the Seller has issued or is obliged to issue a VAT invoice; and

14.5.2	all Arrears.

14.6	Conditions 8.3.7 and 8.3.8 do not apply to this Agreement.
15.	VAT
15.1	The Buyer will pay to the Seller an amount equal to the VAT on the Purchase Price (subject to the Seller providing the Buyer with a valid VAT invoice) on the date which is the earlier of:
15.1.1	three (3) Business Days before the last date on which the Seller is required to account to HM Revenue & Customs for that VAT without incurring a liability to any interest, penalty or surcharge; and

15.1.2	three (3) Business Days after the Buyer has recovered that VAT from HM Revenue & Customs through its VAT return.
15.2	Condition 1.4 does not apply to this Agreement.
16.	MANAGEMENT
16.1	The Seller shall manage the Property until the Completion Date in accordance with the principles of good estate management. The Seller shall not, without the Buyer’s written consent, not to be unreasonably withheld or delayed or given subject to any unreasonable condition:
16.1.1	grant or agree to grant any lease, tenancy or occupational licence of the Property;

16.1.2	agree to terms for, or the form of, any lease, tenancy, occupational licence or consent relating to the Property;

16.1.3	grant or agree to grant any licence or consent under any Occupational Lease;

16.1.4	agree to any reviewed rent under any Occupational Lease;

16.1.5	accept or agree to accept a surrender of any tenancy created by an Occupational Lease;

16.1.6	commence any proceedings against a tenant (except in connection with any sums due but unpaid under an Occupational Lease) or serve any notice or schedule of dilapidations on any tenant nor take any steps pursuant to the Landlord and Tenant Act 1954 or the subsequent negotiation of any renewal lease;
16.2	The Buyer shall indemnify the Seller against any claim for breach of duty made against the Seller under the Landlord and Tenant Act 1988, or under any Occupational Lease, in respect of any matter which the Buyer is obliged to refer to the Seller under the terms of clause 16.1, and the claim arises as a result of any act, default or omission of the Buyer or any objection or condition made by the Buyer.

16.3	The Seller will use reasonable endeavours to complete the Occupational Leases referred to at numbers 26 and 28 of Schedule 1 on terms that are contracted out of the security of tenure provisions of the Landlord and Tenant Act 1954.

16.4	The Seller will, at the Buyer’s cost, assist the Buyer in supplying background information as to the occupation by Silverlink Software Limited of Room 1, Level 1; Room 8, Level 1 and Room 9/10 Level 1 of the office building on the Property as referred to at number 27 of Schedule 1 including, where practicable, statutory declarations.

17.	CAPITAL ALLOWANCES
17.1	In this clause “Elected Plant” means plant and machinery (within the meaning of the Capital Allowances Act 2001 (“CAA”)) which constitutes fixtures and on which the Seller has claimed or will claim capital allowances and in respect of which it has to bring a disposal value into the computation of its corporation or income tax (as the case may be) by reason of this sale.

17.2	In this clause “Office” means that part of the Property subject to the Occupational Leases and “Factory” means all of the Property except for the Office.

17.3	The Seller and the Buyer agree that the part of the Purchase Price attributable to the Elected Plant in the Factory is one pound (£1).

17.4	On the Completion Date the Seller and the Buyer shall each hand the other a signed election under section 198 of the CAA in respect of the Elected Plant in the Factory in the form set out in Schedule 2.

17.5	The Seller and the Buyer will work together in good faith to agree the part of the Purchase Price which is to be attributed to the Elected Plant in the Office, it being acknowledged that such apportionment should not be such as would give rise to a balancing charge on the Seller if such a balancing charge would give rise to a UK tax liability. Any costs incurred in this exercise will be for the account of the Buyer (but, the Seller shall not incur any such costs without the Buyer’s consent). As soon as such apportionment is agreed the Seller and the Buyer shall each hand the other a signed election under section 198 of the CAA 2001 in respect of the Elected Plant in the Office with an apportionment of the agreed amount to that Elected Plant. If the Seller and the Buyer cannot agree this apportionment within a year of the Completion Date then the Seller and the Buyer shall each hand the other a signed election under section 198 of the CAA 2001 in respect of the Elected Plant in the Office with an apportionment of £1 to that Elected Plant.
18.	COSTS
18.1	The relevant party shall reimburse the other for any costs (including reasonable and proper legal costs) which the other incurs on or after the Completion Date in respect of any steps taken to enforce or complete this Agreement, including the preparation and service of any notice to complete.

18.2	Any obligation to pay costs includes an obligation to pay associated disbursements and other fees and expenses and includes an obligation to pay an amount equal to VAT on such costs, disbursements, fees and expenses which is irrecoverable by the party incurring the costs.
19.	SUPPLY AND UTILITY AGREEMENTS
19.1	The Seller shall terminate all supply and utility agreements relating to the Property as of the Long Stop Date (or if earlier by the expiry or termination of the Lease Back) unless otherwise required by the Buyer and the Seller and shall meet all costs, liabilities and expenses thereby arising. If so required by the Buyer, the Seller (at the Seller’s cost) shall give all reasonable assistance in procuring the transfer to or novation by the Buyer of all or any of such supply and/or utility agreements.

19.2	In relation to the Utility Agreements, in the event that the Seller has not terminated any such Utility Agreements (in breach of its obligations in clause 19.1) as of the Long Stop Date (or if earlier by the expiry or termination of the Lease Back) and the Buyer is charged by the utility service provider for amounts payable under those agreements, the Seller shall indemnify the Buyer for the difference between (i) the amount payable under such agreement for the period between the Long Stop Date (or if earlier the expiry or termination of the Lease Back) and the date of termination of such agreement and (ii) the amount of actual usage applicable to the period between the Long Stop Date (or if earlier the expiry or termination of the Lease Back) and the date of termination of such agreement.
20.	LIMITATION OF LIABILITY
20.1	Maximum amount of liability

Subject to the other terms of this Agreement, the combined, cumulative, aggregate, joint liability of the Seller and the Atmel Guarantor (for the avoidance of doubt the cumulative and aggregate liability of the Seller plus the cumulative and aggregate liability of the Atmel Guarantor) for all Claims (as defined in this Agreement) or otherwise under this Agreement shall not exceed the Purchase Price. Subject to the other terms of this Agreement, the combined, cumulative, aggregate, joint liability of the Buyer and the Highbridge Guarantor (for the avoidance of doubt the cumulative and aggregate liability of the Buyer plus the cumulative and aggregate liability of the Highbridge Guarantor) for all Claims shall not exceed £5,000,000.

20.2	Time limits

No Claim shall be made against any party hereto unless notice in writing is given to the other parties and the Claim is brought against such other parties within three years from the date of this Agreement and legal proceedings have been issued and served on such other parties within six months after the date of such notice (the “Expiration Date”). Provided that any Claim pending on the Expiration Date for which a notice has been given within three years from the date hereof may continue to be asserted against the Seller notwithstanding that legal proceedings have not been issued and served on the Seller before the Expiration Date as a consequence of losses not having been actually incurred before such date for a period of six months following the Expiration Date.

20.3	No special loss

In no event shall Atmel, the Atmel Guarantor, Highbridge or the Highbridge Guarantor have any liability under any Claim under this Agreement to the extent that such Claim constitutes punitive, incidental or special loss or damages, and/or losses or damages related to or arising from any loss of profits or opportunity, delay or change in valuation of any real property or other asset.

20.4	No double recovery

No party shall be entitled to recover damages or otherwise obtain payment, reimbursement or restitution under this Agreement more than once in respect of the same loss or liability (other than a recurring loss or liability).

20.5	Non-applicability in the event of fraud

The exclusions and limitations set out in this clause 20 shall not apply in relation to Claims which are the consequence of fraud or wilful misconduct by the Seller or the Buyer (as the case may be).
21.	BUYER’S REMEDIES
21.1	The Buyer’s rights and remedies in respect of any Claim shall be limited to damages for breach of contract and as set forth in clause 20. The Buyer shall not be entitled to rescind or terminate this Agreement or any of the documents referred to in it or to recover damages in tort. The Buyer confirms and acknowledges that at the date of this Agreement it has no reason to believe that the Seller has failed to exercise due care in the preparation of responses to the Commercial Property Standard Enquiries and pre-contract enquiries made by the Seller’s Solicitors.

21.2	Nothing in this Agreement shall operate to reduce any party’s common law duty to mitigate any loss giving rise to any Claim and the parties shall be under a duty so to mitigate.

21.3	The Buyer’s and the Highbridge Guarantor’s sole rights and remedies for matters relating to the environment are those set out in the Tri-Partite Agreement.
22.	ENTIRE AGREEMENT
22.1	The parties acknowledge that this Agreement, the Related Agreements and any document annexed to them contain all the express terms of the agreement between them for the sale and purchase of the Property and the Chattels and all other matters contemplated therein and supersede any previous agreement or undertaking between or among the parties in relation to the sale and purchase of the Property and the Chattels and such other matters.

22.2	The Buyer and the Highbridge Guarantor acknowledges that except for the written replies made by the Seller’s Solicitors to the formal written pre-agreement enquiries made by the Buyer’s Solicitors, they have not relied on, or taken into account, any statement or representation made by or on behalf of the Seller (whether written or oral) in deciding to enter into this Agreement.

22.3	Condition 9.1.1 is varied to read, “If any plan or statement in the contract or in the written replies made by the Seller’s Solicitors to any formal written enquiry raised by the Buyer’s Solicitors before the date of this Agreement is or was misleading or inaccurate due to any error or omission the remedies available are as follows”.

22.4	Nothing in this clause will operate to limit or exclude any liability for fraud.

23.	ANNOUNCEMENTS
23.1	Subject to clause 23.2, each of the parties undertakes that it shall not make any announcement or issue any circular or other publicity relating to the existence or subject matter of this Agreement without it being approved in writing by the other parties as to its content, form and manner of publication (such approval not to be unreasonably withheld or delayed). The parties shall consult together upon the form of any such announcement or circular in relation to the subject matter of this Agreement and each of the other parties shall promptly provide such information and comment as the party making the announcement or sending out the circular may from time to time reasonably request.

23.2	Any party shall be permitted to make announcements relating to the existence or subject matter of this Agreement without it being approved in writing by the other parties if and to the extent:
23.2.1	required by law; or

23.2.2	required by any securities exchange or regulatory or governmental body to which any parties are subject or submit, wherever situated.
24.	CONFIDENTIALITY
24.1	Subject to clauses 24.2, 24.3 and 24.4, the parties each undertake to treat as confidential, and not to disclose or use, directly or indirectly, for its own or any other person’s benefit, all information obtained as a result of entering into or performing this Agreement which relates either to the provisions of, or negotiations relating to, this Agreement or to the business or affairs of the other parties.

24.2	A party may disclose information which is subject to clause 24.1 to its professional advisers, auditors and bankers.

24.3	A party may disclose information which is subject to clause 24.1 if and to the extent:
24.3.1	required by law;

24.3.2	required by any securities exchange or regulatory or governmental body to which any party is subject or submits, wherever situated, including;

24.3.3	required to vest the full benefit of this Agreement in that party or expressly contemplated by this Agreement;

24.3.4	the information has come into the public domain through no fault of that party;

24.3.5	the information was already known to the relevant party at the time it was disclosed to it or otherwise obtained by it;

24.3.6	the person to whom it relates has given their consent in writing; or

24.3.7	required to meet its obligations in relation to any information and consultation committee but only after agreement with the other parties,

and any information to be disclosed pursuant to clause 24.3.1 or 24.3.2 shall be disclosed only after prior consultation with the other party.

24.4	If Completion shall not take place, the Buyer shall immediately return or procure the return of all books, accounts, records or other documents and information of any nature and in whatever form relating to the Seller, the Property or the Seller’s business and operations which shall have been made available to it by or on behalf of the Seller.
25.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

Nothing in this Agreement confers any rights on any person under the Contracts (Rights of Third Parties) Act 1999 but this does not affect any right or remedy of any person which exists or is available apart from that act.
26.	OTHER PROVISIONS
26.1	Costs

Except as otherwise stated in this Agreement and any documents referred to in it, each of the parties shall pay its own costs and expenses (including legal fees and VAT (if any)) incurred by it in connection with the negotiation, preparation and execution of this Agreement and all other documents referred to in it and the completion of the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Buyer or the Highbridge Guarantor shall reimburse and pay on demand any and all legal costs and expenses (including fees of counsel and court costs) incurred by the Seller or the Atmel Guarantor in defending or responding to any claim associated with or arising from the Highbridge Activities.

26.2	Variation

No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of each of the parties.

26.3	Construction

The parties have participated jointly in the drafting and negotiation of this Agreement. This Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favouring or disfavouring any party by virtue of the authorship of any of the provisions herein.

26.4	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which shall together constitute one and the same agreement.

26.5	Law and jurisdiction

This Agreement and all disputes or claims arising out of or in connection with it shall be governed by and construed in accordance with English law and the parties submit to the non exclusive jurisdiction of the Courts of England.

27.	ATMEL GUARANTOR
27.1	In consideration of the Buyer and the Highbridge Guarantor entering into this Agreement, the Atmel Guarantor unconditionally and irrevocably guarantees to the Buyer the observance and performance by the Seller of the Seller’s obligations to the Buyer under this Agreement and under the Share Sale Agreement and agrees to pay any sum that becomes due and payable (but remains unpaid by the Seller) which the Seller becomes liable to pay to the Buyer under this Agreement.

27.2	The obligations of the Atmel Guarantor under clause 27.1 above shall not be impaired by:
27.2.1	any extension of time, forbearance or concession by the Buyer in taking steps to enforce the terms of this Agreement; or

27.2.2	any disclaimer of this Agreement by a liquidator or trustee in bankruptcy of the Seller.
27.3	The guarantee contained in this clause 27 shall be a continuing guarantee and shall remain in full force and effect until all the Seller’s obligations to the Buyer under this Agreement have been duly performed or sums that have become due and payable to the Seller (but remain unpaid by the Seller) have been paid, whether by the Seller or the Atmel Guarantor.
28.	HIGHBRIDGE GUARANTOR
28.1	In consideration of the Seller and the Atmel Guarantor entering into this Agreement, the Highbridge Guarantor unconditionally and irrevocably guarantees to the Seller the observance and performance by the Buyer of the Buyer’s obligations to the Seller under this Agreement and agrees to pay any sum that becomes due and payable (but remains unpaid by the Buyer) which the Buyer becomes liable to pay to the Seller under this Agreement.

28.2	The obligations of the Highbridge Guarantor under clause 28.1 above shall not be impaired by:
28.2.1	any extension of time, forbearance or concession by the Seller in taking steps to enforce the terms of this Agreement; or

28.2.2	any disclaimer of this Agreement by a liquidator or trustee in bankruptcy of the Buyer.
28.3	The guarantee contained in this clause 28.1 shall be a continuing guarantee and shall remain in full force and effect until all the Buyer’s obligations to the Seller under this Agreement have been duly performed or sums that have become due and payable to the Buyer (but remain unpaid by the Buyer) have been paid, whether by the Buyer or the Highbridge Guarantor.
29.	NOTICES
29.1	Any party may give any notice or other communication under or in connection with this Agreement by letter, facsimile transmission or electronic mail addressed to the other party. The address for service of each party shall be the address set forth in clause 29.3 or such other address for service as the addressee may from time to time notify to the other parties for the purposes of this clause.

29.2	Any such communication will be deemed to be served:
29.2.1	if personally delivered, at the time of delivery and, in proving service, it shall be sufficient to produce a receipt for the notice signed by or on behalf of the addressee;

29.2.2	if by letter, at noon on the tenth Business Day after such letter was posted (or, in the case of airmail, five Business Days after such letter was posted) and, in proving service, it shall be sufficient to prove that the letter was properly stamped first class (or airmail), addressed and delivered to the postal authorities;

29.2.3	if by overnight courier (such as Federal Express or DHL), on the third Business Day after such courier was dispatched, and in proving service, it shall be sufficient to produce a tracking number or a receipt confirmation indicating that the courier was dispatched and received by the recipient;

29.2.4	if by facsimile transmission, at noon on the Business Day after the day of transmission and, in proving service, it shall be sufficient to produce a transmission report from the sender’s facsimile machine indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; and

29.2.5	if by electronic mail, at noon on the Business Day after such communication was sent and, in proving service, it shall be sufficient to produce a computer print out indicating that the message was sent to the recipient’s electronic mail address as set forth in clause 29.3.
29.3	Details of each party for service of notice are as follows:

Name	Atmel North Tyneside Limited (Seller)
Address:	c/o Atmel Corporation
2325 Orchard Parkway
San Jose, California 95131
USA
Fax no:	001 408 436 4111
Electronic mail address:	Preutens@atmel.com and
nyamaguchi@atmel.com
Tel no:	001 408 441 0311
Attention:	Chief Legal Officer

Name:	Highbridge Business Park Limited (Buyer)
Address:	131 Edgware Road,
London W2 2AP
England, UK
Fax no:	+44 20 7494 9493
Electronic mail address:
Tel no:	+44 20 7494 9401
Attention:	Guy Marsden

Name:	Atmel Corporation (Atmel Guarantor)
Address:	2325 Orchard Parkway
San Jose, California 95131
USA
Fax no:	001 408 436 4111
Electronic mail address:	preutons@atmel.com and
nyamaguchi@atmel. com
Tel no:	001 408 441 0311
Attention:	Chief Legal Officer

Name:	Highbridge Properties plc

Address:	131 Edgware Road,
London W2 2AP
England, UK

Fax no:	44 20 7494 9493
Electronic mail address:	piet@nfl.co.uk
Tel no:	+44 20 7494 9401
Attention:
30.	SCHEDULE OF CONDITION
30.1	Not later than 4 weeks from the date of this Agreement, the Seller and the Buyer shall jointly instruct GVA Grimley to prepare the Schedule of Condition. The Seller and the Buyer shall each bear half of the costs of the preparation of the Schedule of Condition.

30.2	The Schedule of Condition shall be annexed to the Lease Back at Schedule 3.

Signed by Steven Laub	)
duly authorised to sign	)
on behalf of	)	/s/ Steven Laub
ATMEL NORTH TYNESIDE LIMITED:	)

Signed by Steven Laub	)
duly authorised to sign	)
on behalf of	)	/s/ Steven Laub
ATMEL CORPORATION:	)

Signed by Piet Pulford	)
duly authorised to sign	)
on behalf of	)	/s/ Piet Pulford
HIGHBRIDGE BUSINESS PARK LIMITED:	)

Signed by Guy Marsden	)
duly authorised to sign	)
on behalf of	)	/s/ Guy Marsden
HIGHBRIDGE PROPERTIES PLC	)